EXHIBIT 99.1

The Boston Beer Company Appoints
Michael Lynton and Sam Calagione to its Board of Directors

BOSTON, MA, October 7, 2020 /PRNewswire/ – The Boston Beer Company, Inc. (NYSE: SAM) announced today that Michael M. Lynton and Samuel A. Calagione, III have been appointed to their Board of Directors, effective October 7, 2020.

Mr. Lynton, 60, is Chairman of Snap Inc. (NYSE: SNAP), a social media and camera technology company based in Santa Monica, California. He has held the position since September 2016 and has served on the Snap Board of Directors since April 2013. He currently serves as a member of the Snap Board of Directors Audit, Compensation, and Nominating and Corporate Governance Committees. Previously, he served as CEO or co-CEO of Sony Entertainment Inc. (NYSE: SNE) from April 2012 until February 2017, overseeing Sony’s global entertainment businesses. He also served as Chairman and CEO of Sony Pictures Entertainment Inc. from January 2004 to May 2017, where he managed the studio’s overall global operations, and as CEO of Sony Corporation of America from March 2012 to August 2017. Prior to joining Sony, he worked for Time Warner from 2000 to 2004, during which time he served as CEO of AOL Europe, President of AOL International, and President of Time Warner International. From 1996 to 2000, Mr. Lynton served as Chairman and CEO of Penguin Group, a publishing company based in New York, NY, and a division of Pearson plc (OTCMKTS: PSORF). From 1992 to 1996, he served as President of Disney’s Hollywood Pictures, a division of The Walt Disney Company (NYSE: DIS). Mr. Lynton had joined The Walt Disney Company in 1987 and started Disney Publishing.

He has served as a member of the Board of Directors of Ares Management, L.P. (NYSE: ARES), a publicly-traded alternative asset management company based in Los Angeles, CA, since 2014. Mr. Lynton also served on the Board of Pearson plc (LON: PSON) from February 2018 to September 2020, where he was a member of the Audit and Reputation & Responsibility Committees. He has also served as Chairman of Warner Music Group Corp., a privately-held global entertainment company based in Los Angeles, CA, since February 2019. He served as a member of the Board of Directors of Pandora Media, Inc. a streaming music company based in Oakland, CA, from August 2017 until February 2019. Pandora is a subsidiary of SiriusXM (NASDAQ: SIRI).

Mr. Calagione, 51, is Founder and Brewer of Dogfish Head Brewery with overall responsibility for managing the Dogfish Head brand and providing insight into all of Boston Beer’s other brands as a member of the Company’s leadership team. He founded Dogfish Head with his wife Mariah Calagione in June 1995 and served as CEO until the merger with Boston Beer in July 2019. His innovative style has earned him a James Beard Award for Outstanding Wine, Spirits, or Beer Professional and a reputation as one of the country’s most adventurous brewers; he has been featured in The Wall Street Journal, USA Today, People, Forbes, Bon Appetit, and many other magazines and newspapers. He is also the author of two books: Brewing Up a Business (2011) and Off-Centered Leadership (2016).

During his twenty-five years at the helm of Dogfish Head, he has grown the company from a small brewpub in Rehoboth, Delaware to an award-winning nationally-recognized brand and destination. Mr. Calagione’s skills in brewing, innovation, marketing, consumer engagement, media relations, management, distributor relations, and entrepreneurship are an invaluable asset to Boston Beer’s leadership team.

Jim Koch, Founder and Chairman of the Company, said, “I am thrilled that Michael is joining our talented Board, and I look forward to benefiting from his extensive experience in innovation and management which spans over thirty years. I’m equally as excited for Sam to officially join the Board. He has already contributed brewing innovation and knowledge to the Company for the past year, and now we can bring that energy and experience into the boardroom.”

Both Mr. Lynton and Mr. Calagione will serve as Class B Directors.

“I’ve always been captivated by The Boston Beer Company and its ability to lead, innovate, and grow in an industry that is constantly challenged by increased competition and market changes,” Mr. Lynton said. “I’m looking forward to joining the Board at this exciting time in the Company’s growth.”

“I look forward to working with the talented members of our Board to help the company continue to compete and grow,” Mr. Calagione said. “Through the Board’s leadership, we hope to maintain our position as a leader in craft beer and beyond with our strong portfolio, forward-looking vision, and innovation.”

Boardspan Inc., a leading provider of board and governance expertise through cloud-based and traditional advisory services, advised Boston Beer on the appointment of Mr. Lynton.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer, which is currently recognized as one of the largest and most respected craft beer brands. Our portfolio of brands also includes Truly Hard Seltzer, Dogfish Head, Angry Orchard Hard Cider, Twisted Tea, Angel City Brewery, and Coney Island Brewing. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

# # # # #